Exhibit 99.1

Newpark Resources Confirms First Quarter Earnings Expectations; Sets Earnings
                        Release and Conference Call

   METAIRIE, La., April 22 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it expects to report first quarter net income equal to $0.02 per share, in line with current analyst estimates, on revenues for the quarter of approximately $91.0 million. Newpark is comfortable with current full-year 2003 consensus earnings expectations of $0.24 per share.
   Newpark plans to report first quarter results after the close of business on Monday, May 5, with a conference call to follow at 10:00 AM EDT on Tuesday, May 6. The conference call can be accessed by dialing 712-271-0973 or by visiting Newpark's website at www.newpark.com.

   IPAA Investor Presentation
   The Company will speak to the investment community on Monday, April 28 at 4:20 p.m. EDT, at the Independent Petroleum Association of America's 2003 Oil & Gas Investment Symposium in New York. In the presentation, James D. Cole, Newpark's Chairman and CEO will discuss the Company's position as a cyclical growth company providing integrated fluids management, environmental and oilfield services, principally to the North American natural gas exploration and production industry.
   A copy of the latest investor presentation can be obtained in Adobe PDF format by clicking the "Presentation" link on the Investor Relations page of Newpark's web site at www.newpark.com.
   Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.
   The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov, as well as through our Website, www.newpark.com.